UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

ExamWorks Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34930

Delaware	27-2909425
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3280 Peachtree Road, N.E.
Suite 2625
Atlanta, GA 30305
(Address of principal executive offices, including zip code)

(404) 952-2400
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 21, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of ExamWorks Group, Inc. (the “Company”) approved fiscal year 2013 compensation packages for its named executive officers (“NEOs”) and other executive officers in connection with its review of the Company’s compensation policies and practices in 2012. Consistent with its policy of aligning the interests of the Company’s employees with the interests of its stockholders, the Committee again approved a compensation structure with meaningful equity and performance components, the ultimate value of which will depend on the Company’s financial results and the market value of its stock.

For each NEO and executive officer, total annual compensation will consist of the following: base salary will represent 40% of total compensation for the year, a base issuance of restricted shares (the “Base Restricted Shares”) will represent 30% of total compensation, and a bonus payable in restricted shares (the “Restricted Share Bonus”) will represent, at Target performance (as discussed below), 30% of total compensation.

Each of the Executive Chairman’s and CEO’s 2013 compensation packages were changed from the 2012 packages to normalize them with the packages of the other NEOs and executive officers, resulting in an increase in their base salary component from 25% to 40% of total compensation and a decrease in their base equity component from 50% to 30% of total compensation over 2012 levels.  For each of the other NEOs and executive officers, equity and cash percentages, including base salaries, remain unchanged from 2012 levels.  While base equity compensation was paid in stock options in 2012, all equity awards included in the 2013 compensation packages will be made in restricted shares.

Any Restricted Share Bonuses will be awarded in early 2014 based upon the Company’s adjusted EBITDA performance during the 2013 fiscal year. The Restricted Share Bonuses will vary depending on the Company’s percentage achievement of the 2013 fiscal year adjusted EBITDA performance target (the “Target”) set by the Committee.  No Restricted Share Bonuses will be awarded if the adjusted EBITDA performance is at or less than 93.1% of the Target, and the maximum Restricted Share Bonuses achievable equals two times the Restricted Share Bonus awarded at 100% of the Target, which will be paid if the adjusted EBITDA performance is at least 106.8% of the Target. The Committee believes that the Target is appropriately challenging to achieve and yet provides appropriate incentive for performance since performance at 100% of Target requires a meaningful increase to adjusted EBITDA performance compared to 2012 forecasts, pro forma for acquisitions completed in 2012.  If awarded, the Restricted Share Bonuses would vest one-half on June 1, 2014 and one-half on June 1, 2015.

The Base Restricted Shares are expected to be issued in the first week of January 2013 with a value equal to the fair market value of the underlying shares on the date of issuance and will vest in one-third increments with first vesting occurring on or around March 4, 2014, the second on or around March 4, 2015, and the third on or around March 4, 2016.

The Base Restricted Shares and Restricted Share Bonuses will be issued under and subject to the terms of the Company’s 2008 Amended and Restated Stock Incentive Plan, as amended.  In addition, the Committee reserved the right to pay discretionary bonuses for fiscal year 2013 to account for unanticipated, unusual or extraordinary circumstances or performance.

For 2013, a summary of NEO compensation is as follows:

NEO	Base Salary	Base Restricted Share Value	Restricted Share Bonus Target Value*
Richard E. Perlman, Executive Chairman	$750,000	75% of Base Salary	75% of Base Salary
James K. Price, Chief Executive Officer	$750,000	75% of Base Salary	75% of Base Salary
Wesley J. Campbell, President	$400,000	75% of Base Salary	75% of Base Salary
J. Miguel Fernandez de Castro, Chief Financial Officer, Senior Executive Vice President, and Treasurer	$375,000	75% of Base Salary	75% of Base Salary
Kevin J. Kozlowski, Chief Information Officer	$300,000	75% of Base Salary	75% of Base Salary
* Assumes adjusted EBITDA performance at 100% of Target. Restricted Share Bonus Target Value will decrease or increase based on performance within the predetermined range as discussed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ExamWorks Group, Inc.

Date: December 27, 2012	By:	/s/ J. Miguel Fernandez de Castro
J. Miguel Fernandez de Castro
Chief Financial Officer and Senior Executive Vice President